                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                       Securities and Exchange Act of 1934

       Date of Report (Date of earliest event reported) NOVEMBER 29, 2000

                          insci-statements.com, corp.
                          ---------------------------
              Exact name of Registrant as specified in its Charter)

                                    DELAWARE
                                    --------
                 (State or other jurisdiction of incorporation)

1-12966                                          06-1302773
---------------------                            ------------------------------
Commission File No.                              I.R.S. Employer Identification

TWO WESTBOROUGH BUSINESS PARK,
WESTBOROUGH, MA                                        01581
--------------------------------------                 --------
Address of principal executive offices                 Zip Code

(508) 870-4000
------------------------------
Registrant's telephone number,
including area code

ITEM 5.  OTHER EVENTS

      On November 29, 2000, the Registrant (the "Company") completed a convertible debenture financing with Selway Partners, LLC ("Selway"), an affiliate and stockholder of the Company, and CIP Capital L.P. ("CIP") (together the "Investors"), pursuant to an Investment Agreement among the Company, Selway and CIP. Selway is a technology holding company and an affiliate of the Company. CIP is a venture capital firm. The convertible debenture transaction was for the sum of $2,000,000, which was loaned to the Company at floating prime rate plus 2 1/2% interest. The debenture is secured by a junior lien on all of the assets of the Company subject to and subordinated to the first lien of Silicon Valley Bank, the Company's lender. The principal and interest on the debenture are payable at the option of the holder by redemption at any time after two years from November 29, 2000, the date of issuance of the Debenture, or by mandatory redemption by the Company five years after the date of issuance. The Investors loaned the Company $1,500,000 on November 29, 2000, with the balance of the loan in the amount of $500,000 to be made to the Company within 60 days after the initial closing.
      The Investment Agreement contains affirmative and negative covenants of the Company for the protection of the Investors and grants the Investors certain additional future financing rights. The Investors have the option to convert the debentures into a total of approximately 3,070,000 shares of Series A Convertible Preferred Stock. The Series A Convertible Preferred Stock may be converted into shares of common stock of the Company on a one for one basis, at a price of $.65 cents per share.
      Additionally, as a part of the financing, Selway and CIP were issued warrants to purchase a total of approximately 923,000 shares of Series A Preferred Stock at $.72 per share. The warrants are exercisable for a period of five years. The Investors were granted registration rights by the Company for the underlying shares of Common Stock that may be issued to the Investors pursuant to their investment.
       Selway Management, Inc., an affiliate of Selway, entered into a Management Consulting Agreement for a term of three years with the Company wherein Selway will provide consulting services to the Company and be compensated at the rate of $20,000 per month. The compensation shall be paid in shares of common stock based upon the closing bid price of the Company's common stock at the end of each month.
      As an additional part of the financing, the Investors were also granted an option for a 120-day period to lend to the Company an additional $3,000,000 under the same terms and conditions as the $2,000,000 of convertible debentures.
      Selway was also issued 200,000 warrants to purchase 200,000 shares of common stock at $.72 per share for services rendered in connection with the financing transaction.
      The Investment Agreement further provides that in no event will the Investors obtain more than 19.9% ownership of shares in the Company without shareholder and/or NASDAQ approval of the transaction.
      Annexed hereto and made a part hereof and marked Exhibit "1" is a copy of the Investment Agreement .
      Annexed hereto and marked Exhibit "2" is a copy of the press release issued by the Company on December 1, 2000.

                                    EXHIBITS
1. Copy of the Investment Agreement by and between the Company, Selway and CIP.
2. Copy of the press release issued by the Company

                                   SIGNATURES
      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:   Westborough, MA
         December 14, 2000

                                                insci-statements.com,corp.
                                                (Registrant)

                                            /s/ Brian R. McQuesten,
                                                -------------------------------
                                                Brian R. McQuesten,
                                                Vice President of Finance